Exhibit 10.7

         THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of December 1, 1998, by and between HARDING LAWSON ASSOCIATES GROUP, INC., a Delaware corporation, formerly known as HARDING ASSOCIATES, INC., a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

                                    RECITALS

         WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 31, 1995, as amended from time to time ("Credit Agreement").

         WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

         1. Section 1.1(a) is hereby amended by deleting "November 30, 1999" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "November 30, 2000," with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

         2. Section 1.1(e) is hereby amended (a) by deleting "November 30, 1999" as the last day on which bank will issue Letters of Credit under the subfeature therefor under the Line of Credit, and by substituting for said date "November 30, 2000," and (b) by deleting "May 30, 2000" as the last date any such Letter of Credit may expire, and by substituting for said date "April 30, 2001."

         3. Section 1.2(a) is hereby deleted in its entirety, and the following substituted therefor:

                           "(a)     Foreign Exchange Facility.
                  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make available to Borrower a facility (the "Foreign Exchange Facility") under which Bank, from time to time up to and including November 30, 2000, will enter into foreign exchange contracts for the account of Borrower for the purchase and/or sale by Borrower in United States dollars of foreign currencies designated by borrower provided however, that the maximum amount of all outstanding foreign exchange contracts shall not at any time exceed an aggregate of One Million and No/100 United States Dollars (US$1,000,000.00). No foreign exchange contract shall be executed for a term in excess of three (3) months or for a term which extends beyond November 30, 2000. Borrower shall have a "Delivery Limit" under the Foreign Exchange Facility not to exceed at any time the aggregate principal amount of Three Hundred Thousand and No/100 United State Dollars (US$300,000.00), which Delivery Limit reflects the maximum principal amount of Borrower's foreign exchange contracts which may mature during any two (2) day period. All foreign exchange transactions shall be subject to the additional terms of a Foreign Exchange Agreement, substantially in the form of Exhibit B attached hereto ("Foreign Exchange Agreement"), all terms of which are incorporated herein by this reference."

         4. The  following  is hereby  added to the Credit  Agreement as Section
4.10:

                           "SECTION 4.10.  YEAR 2000 COMPLIANCE.
                  Perform  all acts  reasonably  necessary  to  ensure  that (a)
                  Borrower and any business in which Borrower holds a substantial interest, and (b) all customers, suppliers and vendors that are material to Borrower's business, become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of the Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. As used herein, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with the terms hereof as Bank may from time to time require."

         5. Section 4.8(c) is hereby deleted in its entirety, and the following substituted therefor:

                           "(c)  Tangible  Net  Worth  not at any time less than
                  $26,000,000.00 up to and including November 29, 1999 and as of November 30, 1999 not less than $28,000,000.00 at any time thereafter, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets."

         6. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

         7. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

HARDING LAWSON ASSOCIATES                            WELLS FARGO BANK,
  GROUP, INC.                                          NATIONAL ASSOCIATION



By:  /s/ Greg Thornton                               By:  /s/ Peter Gruebele
     Gregory A. Thornton                                  Peter Gruebele
     Vice President/CFO                                   Vice President